FRED OSTERN EMPLOYMENT AGREEMENT

          This EMPLOYMENT AGREEMENT (the "Agreement") is effective as of January 1, 1996 by and between Fotoball USA, Inc., a Delaware corporation (the "Company"), and Fred S. Ostern ("Employee").

                              W I T N E S S E T H :

          WHEREAS, Employee is currently serving as the Vice President of Marketing of the Company pursuant to an Exclusive Services Agreement between Company and the Eastwoods Group, Inc., a California Corporation, which provides, among other things, that the Eastwoods Group shall lend the exclusive services of Employee to Company during the term of the Exclusive Services Agreement;

          WHEREAS, the Company desires to contract directly with Employee as Vice President of Marketing of the Company, and Employee desires to contract directly for such employment, upon the terms set forth in the Agreement;

          NOW THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties agree as follows:

1. EMPLOYMENT.

    (a) The Company hereby employs (the "Employment") Employee as the Vice President of Marketing of the Company. Employee's responsibilities shall be as follows:

        (i) to utilize the Company's products and expertise, and the Company's and the Employee's relationships with the sports community and the corporate community and the Company's production sources, to develop sports-related and non-sports related products (including toys and other collectibles) and promotions that enhance corporate America's ability to reach its customer base,

        (ii) to expand the Company's premium marketing activities into additional geographical and other areas, including overseas and

       (iii) to contribute to the development and execution of the overall marketing strategy of the Company. Employee shall report to the President and Chief Executive Officer of the Company.
             Employee hereby accepts the Employment and agrees to render such services, perform such duties and exercise such supervision, guidance and powers, and such additional services, duties or powers as may be agreed on by Employee and President and Chief Executive Officer of the Company, to, for and with respect to the Company, for the period and upon the terms set forth in this Agreement.

    (b) Employee shall devote substantially all of his business time and attention to the business and affairs of the Company consistent with his position with the Company, except for vacations permitted pursuant to Section 3.5 and Disability (as defined in Section 6.2). This Agreement shall not be construed as preventing Employee from engaging in charitable and community affairs, or giving attention to his passive investments, provided that such activities do not interfere with the regular performance of his duties and responsibilities under this Agreement.

2. TERM.
         Except as otherwise specifically provided in Section 6 below, the term of this Agreement (the "Term") shall commence effective as of January 1, 1996 and shall continue until December 31, 1998, subject to the terms and conditions of this Agreement.

3. COMPENSATION

         3.1 Base Salary.

           Employee shall be paid a base salary (the "Base Salary") at an annual rate of one hundred fifty thousand dollars ($150,000), payable on a semi-monthly basis, on the first and fifteenth on each month. The Base Salary shall be reviewed by the Board of Directors of the Company (the "Board") on or before January 1 of each year during the Term, with such reviews to commence prior to such date, and shall be subject to increase in the discretion of the Board, taking into account merit, corporate and individual performance and general business conditions. Such increase, if any, in Employee's Base Salary shall be effective on January 1 of each year during the Term commencing in 1997.

         3.2 Annual Cash Bonus.

           (a) In addition to the Base Salary, Employee shall be entitled to annual bonus compensation ("Annual Bonus Compensation") based on Employee's contribution to overhead and profit (the "Ostern Contribution") of the Company. The Ostern Contribution shall be equal to (i) the gross annual sales of the Company
           (including sales generated by any subsidiary or affiliate of the Company which may be acquired or formed on or after January 1, 1996 in which the Company has the then-current right to vote more than 50% of the capital stock) produced by Employee or in which Employee is instrumental in obtaining the contract and/or purchase order under which such sales are generated (collectively, such annual sales shall be referred to herein as "Ostern Gross Annual Sales"), (ii) less (A) sales returns, allowances and discounts attributable to Ostern Gross Annual Sales (other than allowances and discounts due to bad debts); (B) the cost of sales (not including commissions, marketing expenses and general and administrative expenses) and royalties expenses incurred by the Company for Ostern Gross Annual Sales; (C) any costs incurred by the Company as a direct result of ongoing customer requests that directly result in a change of estimate (as opposed to production errors) for Ostern Gross Annual Sales; and (D) costs directly resulting from the negligence or mismanagement of Employee or those subordinates under his direct supervision or control (costs directly resulting from the negligence or mismanagement of the Company (other than Employee or his referenced subordinates) will not be deducted from the Ostern Gross Annual Sales. Attached as Exhibit A is an example of the calculation of the Annual Bonus Compensation. Sales, cost of sales, royalties expenses and receivables, as referred to in this Agreement, shall be calculated in the same manner as such categories are prepared in connection with the Company's federal securities law filings of its quarterly and annual financial statements.

           (b) The Annual Bonus Compensation shall be based on the following formula:

   Ostern                       Annual Bonus              Aggregate Annual Bonus
Contribution ($)         (% of the Ostern Contribution)   Compensation Range ($)
-----------------       -------------------------------- -----------------------
  0 - 1,000,000                   None                               None
1,000,001 - 5,000,000              9                             0 - 360,000
5,000,001 - 10,000,000             10                        360,000 - 860,000
10,000,001 - 15,000,000            11                       860,000 - 1,410,000
15,000,001 - 20,000,000            12                      1,410,000 - 2,010,000
20,000,001 - 25,000,000            13                     2,010,000 - 2,660,000
25,000,001 and above               14                     2,660,000 and above

Except as set forth in Section 6.3 hereof, the Annual Bonus Compensation for any fiscal year of the Company shall be calculated quarterly on the accrual basis of accounting and shall be payable in a lump sum to Employee within thirty (30) days after the end of each fiscal quarter; provided, however, that, if any portion of the Annual Bonus Compensation payable to Employee for any fiscal quarter is represented by a receivable in excess of $1,000,000 that is not collected within thirty (30) days after the end of such fiscal quarter, the Company shall have the right to delay payment of the Annual
Bonus Compensation which is attributable to the uncollected receivable for such fiscal quarter until seven (7) days after such receivable is collected by the Company but in no event shall the Company delay payment for more than 120 days after the invoice relating to such receivable is issued. If the receivable is paid in one or more payments, the Company shall pay to Employee, within seven (7) days of receipt of such payment, a pro-rata portion of the Annual Bonus Compensation which is attributable to the payment received.


           (c) Employee shall document each job proposal to be included in the Ostern Contribution by a bid sheet in the form of Exhibit B that briefly describes the job, denotes the estimated cost of the job by cost category and the price to be charged to the customer and shows such other information necessary, in the determination of senior management of the Company (other than Employee), for senior management to review each job proposal. Prior to the delivery by Employee of a formal price quotation for the job to the customer, Employee shall received the written approval of a representative of senior management (other than Employee).

         3.3 Chevron Cash Bonus.

           In addition to the Base Salary and Annual Bonus Compensation, Employee shall be entitled to a one-time cash bonus (the "Cash Bonus") with respect to the Chevron model car program which is currently scheduled for shipment during the second quarter of 1996 (the "Program") in an amount equal to .331565% of the gross invoice amount of the shipment; provided, however, that the Cash Bonus shall not exceed thirty thousand dollars ($30,000) in the aggregate. Notwithstanding any provisions contained in Section 3.2(b), the Cash Bonus shall be payable in a lump sum to Employee within thirty (30) days after the shipping and invoicing of the Program.

         3.4 Employee Benefits.

           In addition to the Base Salary and the Bonus Compensation, Employee shall be entitled (i) to continue to receive the fringe benefits now provided by the Company (which the Company intends to memorialize in an employee manual, as such manual may be amended from time to time) in addition to any additional benefits hereafter provided to its executive officers, including, but not limited to, life, hospitalization, surgical, major medical and disability insurance (other than under the Company's supplementary disability plan) and sick leave, (ii) to be a full participant in all of the Company's other benefit plans, pension plans, retirement plans and profit-sharing plans which may be in effect from time to time or may hereafter be adopted by the Company, (iii) to receive, for the purchase and maintenance of a disability policy by Employee, an amount equal to $5,000 per year, payable quarterly, and (iv) to costs and expenses for the maintenance, including insurance, and operation of Employee's automobile in an amount equal to $500.00 per month. Employee hereby waives his right to participate in the Company's supplementary disability plan.

         3.5 Vacation.

           During the Term, Employee shall be entitled to such vacation with pay during each calendar year of his Employment hereunder consistent with his position as an executive officer of the Company, but in no event less than three (3) weeks in any such calendar year (pro-rated as necessary for partial calendar years during the Term). Such vacation may be taken, in Employee's discretion, at such time or times as are not inconsistent with the reasonable business needs of the Company. Employee shall not be entitled to any additional compensation in the event that Employee, for whatever reason, fails to take such vacation during any year of his Employment hereunder. Employee shall also be entitled to all paid holidays given by the Company to its executive officers.


4. INDEMNIFICATION.

         Employee shall be entitled at all times to the benefit of the maximum indemnification and advancement of expenses available from time to time under the laws of the State of Delaware.

5. EXPENSES.

         During the Term, the Company shall reimburse Employee, on a monthly basis, upon presentation of appropriate vouchers or receipts in accordance with the Company's expense reimbursement policies for executive officers, for all reasonable out-of-pocket expenses incurred or expended by Employee in connection with the performance of his duties under this Agreement. Such reimbursement shall occur with 5 days after Employee presents such monthly documentation.


6. CONSEQUENCES OF TERMINATION OF EMPLOYMENT.

         6.1 Death.

           In the event of the death of Employee during the Term, Employee's employment hereunder shall be terminated as of the date of his death and Employee's designated beneficiary, or, in the absence of such designation, the estate or other legal representative of Employee (collectively, the "Estate") shall be paid, Employee's unpaid Base Salary (calculated through the end of the month in which the death occurs) and Annual Bonus Compensation (based upon the Projects represented in the Ostern Contribution which are in process or invoiced on the date of death) paid as set forth in
           Section 3.2(b). The Estate shall be entitled to all other death benefits in accordance with the terms of the Company's benefit programs and plans.


         6.2 Disability.

           In the event Employee shall be unable to render the services or perform his duties hereunder by reason of illness, injury or incapacity (whether physical, mental, emotional or psychological) (any of the foregoing shall be referred to herein as a "Disability") for a period of either (i) ninety (90) consecutive days or (ii) one hundred eighty (180) days in any consecutive three hundred sixty-five
           (365) day period, the Company shall have the right to terminate this Agreement by giving Employee ten (10) days prior written notice.
           If Employee's Employment hereunder is so terminated, Employee shall be paid, in addition to payments under any disability insurance policy in effect, Employee's unpaid Base Salary (calculated through the end of the month in which the termination occurs) and Annual Bonus Compensation (based upon the Projects represented in the Ostern Contribution which are in process or invoiced on the date of termination) paid as set forth in Section 3.2(b).


         6.3 Termination of Employment of Employee by the Company for Cause.

           (a) Subject to Section 6.3(b), nothing herein shall prevent the Company from terminating Employee's Employment for Cause (as defined below). From and after the date of such termination, except as set forth in this Section 6.3 Employee shall no longer be entitled to receive Base Salary or Annual Bonus Compensation and the Company shall no longer be required to pay premiums on any life insurance or disability policy for Employee.
               Subject to the Company's right to set off against annual bonus compensation, to the extent actual damages or losses can be established or are incurred by the Company to the date of set-off, Employee shall be paid Base Salary to the date of termination and Annual Bonus Compensation (based upon the Projects represented in the Ostern Contribution which are in process or invoiced on the date of termination) paid as set forth in Section 3.2(b). Any rights and benefits which Employee may have in respect of any other compensation or any employee benefit plans or programs of the Company, whether pursuant to
               Section 3.4 or otherwise, shall be determined in accordance with the terms of such other compensation arrangements or plans or programs. The term "Cause," as used herein, shall mean that:
               (i) Employee shall embezzle funds or misappropriate other property of the Company or any subsidiary; or (ii) Employee shall willfully disobey a lawful directive of the Board, whether through commission or omission; or (iii) Employee shall breach the Agreement in a material manner or engage in fraudulent conduct as regards the Company.

           (b) The Company shall provide Employee with written notice stating that it intends to terminate Employee's Employment for Cause under this Section 6.3 and specifying the particular act or acts on the basis of which the Board intends to so terminate Employee's Employment. Employee shall then be given the opportunity, within fifteen (15) days of his receipt of such notice, to have a meeting with the Board to discuss such act or acts (other than with respect to an action described in Section 6.3(a)(i) above as to which the Board may immediately terminate Employee's Employment for Cause). Other than with respect to an action described in Section 6.3(a)(i) above, Employee shall be given seven (7) days after his meeting with the Board to take reasonable steps to cease or correct the performance (or nonperformance) giving rise to such written notice. In the event Board determines that Employee has failed within such seven-day period to take reasonable steps to cease or correct such performance (or nonperformance), Employee shall be given the opportunity, within ten (10) days of his receipt of written notice to such effect, to have a meeting with the Board to discuss such determination. Following that meeting, if the Board believes that Employee has failed to take reasonable steps to cease or correct his performance (or nonperformance) as above described, the Board may thereupon terminate the Employment of Employee for Cause.


         6.4 Termination of Employment at End of Term.

           If this Agreement is not renewed by the Company and Employee at the expiration of the Term, as consideration for the agreements and covenants of Employee set forth in Section 8 hereof, the Company shall pay Employee a severance and non-competition payment equal to the Annual Bonus Compensation earned by Employee in each fiscal year of the Company after the expiration of the Term, based on the projects represented in the Ostern Contribution which are in process or invoiced on the last day of the Term. Such severance and non-competition payment shall be calculated quarterly on the accrual basis of accounting and shall be payable in a lump sum to Employee within thirty (30) days after the end of each fiscal quarter of the Company; provided, however, that, if any portion of the Annual Bonus Compensation payable to Employee for any fiscal quarter is represented by a receivable in excess of $1,000,000 that is not collected within thirty (30) days after the end of such fiscal quarter, the Company shall have the right to delay payment of the Annual Bonus Compensation which is attributable to the uncollected receivable for such fiscal quarter until seven (7) days after such receivable is collected by the Company but in no event shall the Company delay payment for more than 120 days after the invoice relating to such receivable is issued. If the receivable is paid in one or more payments, the Company shall pay to Employee, within seven (7) days of receipt of such payment, a pro-rata portion of the Annual Bonus Compensation which is attributable to the payment received.

7. CONFIDENTIAL INFORMATION.

         7.1 Employee covenants and agrees that he will not at any time, either during the Term or thereafter, use, disclose or make accessible to any other person, firm, partnership, corporation or any other entity any Confidential Information (as defined below) pertaining to the business of the Company except (i) while employed by the Company, in the business of and for the benefit of the Company or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order the Company to divulge, disclose or make accessible such information. For purposes of this Agreement, "Confidential Information" shall mean non-public information concerning the Company's financial data, statistical data, strategic business plans, product development (or other proprietary product data), customer and supplier lists, customer and supplier information, information relating to practices, processes, methods, trade secrets, marketing plans and other non-public, proprietary and confidential information of the Company; provided, however, that Confidential Information shall not include any information which (x) is known generally to the public other than as a result of unauthorized disclosure by Employee, (y) becomes available to Employee on a non-confidential basis from a source other than the Company or (z) was available to Employee on a non-confidential basis prior to its disclosure to Employee by the Company. It is specifically understood and agreed by Employee that any Confidential Information received by Employee during his Employment by the Company is deemed Confidential Information for purposes of this Agreement. In the event Employee's Employment is terminated hereunder for any reason, he immediately shall return to the Company all Confidential Information in his possession.

         7.2 Employee and the Company agree that this covenant regarding Confidential Information is a reasonable covenant under the circumstances, and further agree that if, in the opinion of any court of competent jurisdiction, such covenant is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended. Employee agrees that any breach of the covenant contained in this Section 7 would irreparably injure the Company. Accordingly, Employee agrees that the Company, in addition to pursuing any other remedies it may have in law or in equity, may obtain an injunction against Employee from any court having jurisdiction over the matter, restraining any further violation of this Section 7.

8. NON-COMPETITION; NON-SOLICITATION.

         8.1 Employee agrees that during the Non-Competition Period
           (as defined in Section 8.4 below), without the prior written consent of the Company: (i) he shall not be a principal, manager, agent, consultant, officer, director or employee of, or, directly or indirectly, own more than one (1%) percent of any class or series of equity securities in, any partnership, corporation or other entity, which, now or at such time, has material operations which are engaged in any business activity competitive (directly or indirectly) with the business of the Company; and (ii) he shall not, directly or indirectly, have any business dealings or contact with any entities that were suppliers or customers of the Company during the Term or sell any products sold by the Company during the Term; provided, however, that Employee may act as an independent sales representative in soliciting premium promotions with respect to product categories sold by the Company during the Non-Competition Period so long as Employee first offers the Company the opportunity to produce and/or sell the premium promotions on commercially reasonable terms and conditions, with gross margins to be not less than gross margins received by the Company from projects included in the Ostern Contribution during the last year of the Term unless market conditions dictate that reasonable adjustments are appropriate at the time such promotions are presented to the Company. The Company shall, in its sole and absolute discretion, accept or reject any premium promotion offered by Employee to the Company pursuant to this Section 8.1 within a reasonable period of time. Employee may, as an independent sales representative, contact, negotiate and deal with those persons or other entities which have been customers of the Company and which could be deemed to be competitors of the Company for purposes of Section 8.1(i), and those persons and entities referenced in Section 8.1(ii), in order to facilitate negotiation and preparation of contracts to produce and/or sell premium promotions to be first offered to the Company. Such contact and negotiations shall not violate this Non-Competition/ Non-Solicitation provision. If the Company does not accept the proposed offer within a reasonable time, Employee may offer the premium promotion to any person or entity whatsoever, without violating this Non-Competition/Non-Solicitation provision, but only on the same terms and conditions as first offered to the Company. If the Company accepts any premium promotion offered to the Company by Employee pursuant to this Section 8.1, Employee shall be entitled to a cash commission of ten percent (10%) of the gross revenues derived from such premium promotion. Any such commissions relating to a commission-applicable premium promotion pursuant to this Section 8.1 shall be payable in a lump sum to Employee within thirty (30) days after the payment for such premium promotion is received by the Company.

         8.2 During the Non-Competition Period, Employee agrees that, without the prior written consent of the Company (and other than on behalf of the Company), Employee shall not, on his own behalf or on behalf of any person or entity, directly or indirectly hire or solicit the employment of any employee who has been employed by the Company at any time during the six (6) months immediately preceding such date of hiring or solicitation.

         8.3 Employee and the Company agree that the covenants of non-competition and non-solicitation are reasonable covenants under the circumstances, and further agree that if, in the opinion of any court of competent jurisdiction such covenants are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants as to the court shall appear not reasonable and to enforce the remainder of these covenants as so amended. Employee agrees that any breach of the covenants contained in this
           Section 8 would irreparably injure the Company. Accordingly, Employee agrees that the Company, in addition to pursuing any other remedies it may have in law or in equity, may obtain an injunction against Employee from any court having jurisdiction over the matter, restraining any further violation of this Section 8.

         8.4 The provisions of this Section 8 shall extend for the Term and survive the termination of this Agreement for one year from the date of such termination (herein referred to as the "Non-Competition Period").


9. NOTICES.

         All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered personally or sent by facsimile transmission, overnight courier, or certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally or sent by facsimile transmission (provided that a confirmation copy is sent by overnight courier), one day after deposit with an overnight courier, or if mailed, five (5) days after the date of deposit in the United States mails, as follows:

If to the Company, to:     Fotoball USA, Inc.
                           3738 Ruffin Road
                           San Diego, California 92123
                           Fax No.: (619) 467-9947
                           Attention: President and Chief Executive Officer

If to Employee, to:        Fred S. Ostern
                           14094 Rue D'Antibes
                           Del Mar, California 92014

With a copy to:            Richard E. Sparber, Esq.
                           Sparber, Ferguson, Naumann, Ponder & Ryan
                           Imperial Bank Tower
                           701 "B" Street, Tenth floor
                           San Diego, California  92101
                           Fax No.:  (619) 239-5601


10. ENTIRE AGREEMENT.

         This Agreement contains the entire agreement between the parties hereto with respect to the matters contemplated herein and supersedes all prior agreements or understandings among the parties related to such matters.


11. BINDING EFFECT.

         Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and upon Employee. "Successors and assigns" shall mean, in the case of the Company, any successor pursuant to a merger, consolidation, or sale, or other transfer of all or substantially all of the assets or capital stock of the Company.


12. NO ASSIGNMENT.

         Except as contemplated by Section 11 above, this Agreement shall not be assignable or otherwise transferable by either party.


13. AMENDMENT OR MODIFICATION; WAIVER.

         No provision of this Agreement may be amended or waived unless such amendment or waiver [is authorized by the Board and] is agreed to in writing, signed by Employee and by a duly authorized officer of the Company (other than Employee). Except as otherwise specifically provided in this Agreement, no waiver by either party hereto of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar provision or condition at the same or at any prior or subsequent time.


14. FEES AND EXPENSES.

         If either party institutes any action or proceedings to enforce any rights the party has under this Agreement, or for damages by reason of any alleged breach of any provision of this Agreement, or for a declaration of each party's rights or obligations hereunder or to set aside any provision hereof, or for any other judicial remedy, the prevailing party shall be entitled to reimbursement from the other party for its costs and expenses incurred thereby, including but not limited to, reasonable attorneys' fees and disbursements.


15. GOVERNIN LAW.

         The validity, interpretation, construction, performance and enforcement of this Agreement shall be governed by the internal laws of the State of California, without regard to its conflicts of law rules.


16. TITLES.

         Titles to the Sections in this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the title of any Section.


17. COUNTERPARTS.

         This Agreement may be executed in one or more counterparts, which together shall constitute one agreement. It shall not be necessary for each party to sign each counterpart so long as each party has signed at least one counterpart.

18. SEVERABILITY.

         Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms and provisions of this Agreement in any other jurisdiction.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

                                      FOTOBALL USA, INC.


                                 By: /s/Michael Favish
                                     --------------------------------
                                     Michael Favish
                                     President and Chief Executive Officer


                                 By: /s/Fred S. Ostern
                                     --------------------------------
                                     Fred S. Ostern

                           EXHIBIT A



Pro Forma Calculation of Fred Ostern's Annual Cash Bonus


Assuming 1996 Fred Ostern Sales
    $10,000,000




Estimated Direct Costs and Royalties
    $ 6,200,000




Contribution to overhead and profit ("COP")
    $ 3,800,000




Calculation of Annual Cash Bonus TOTAL

Total COP
           $ 3,800,000
                            $0-$1,000,000 = 0%
                             1,000,000 x 0.0%                 $       0
Remainder
           $ 2,800,000
                            $1,000,000-$5,000,000 = 9%
                             2,800,000 x 9.0%                 $ 252,000
                                                              ---------
                                                              $ 252,000